Exhibit 99.1

For Immediate Release	Contact Information
Tuesday, February 12, 2008	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

TXCO Resources Reports Record
Oil and Gas Sales, Drilling, in 2007; Updates Operations

SAN ANTONIO -- February 12, 2008 -- TXCO Resources Inc. (Nasdaq:TXCO) today reported record sales volumes and drilling activity for 2007 and updated its current operations. Highlights include:
•	A 36 percent increase in combined oil and gas sales from the prior year.
•	A record 87 wells begun.
•	Nine drilling rigs currently operating.

Net oil and gas sales volumes for 2007 were an estimated 7.97 bcfe, a 36 percent increase from 5.85 bcfe in 2006. Oil sales for the year totaled 974,394 barrels, up 23 percent from 791,425 barrels in the prior year. The Company's 2007 production mix was 73 percent oil and 27 percent natural gas. For 2007, TXCO spudded or re-entered a record 87 wells, up from 58 wells during 2006.

TXCO Estimated Yearly and Quarterly Sales Volumes*
	Annual 2007	Annual 2006	% chg.	4Q 2007	3Q 2007	% chg.	4Q 2006	% chg. 4Q07 / 4Q06
Natural Gas / mmcf	2,125	1,104	+92%	607	652	-7%	240	+153%
Oil /bbls	974,394	791,425	+23%	294,809	287,504	+3%	203,697	+45%

Natural Gas Equivalent mmcfe	7,971	5,852	+36%	2,376	2,377	--	1,462	+63%
Oil Equivalent boe	1,328,494	975,364	+36%	396,024	396,164	--	243,615	+63%
*Unaudited mmcf=million cubic feet, bbls=barrels, boe=barrels of oil equivalent

TXCO's sales from the prolific Glen Rose Porosity oil play were 704,891 barrels, or 1,931 bopd, up from 683,285 barrels, or 1,872 bopd, in 2006. Fourth-quarter 2007 Porosity sales totaled 212,762 barrels, or 2,313 bopd, a 20 percent increase from the final quarter of 2006 and 3 percent above third-quarter 2007 results.

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Overall fourth-quarter field activity and sales levels declined from the previous quarter, consistent with the Company's seasonal activity slowdown due to the annual hunting season drilling moratorium on certain Maverick Basin leases.

Current Operations
Currently, TXCO has nine rigs operating, including seven on its core Maverick Basin acreage, one in the East Texas Fort Trinidad Field, and one in Oklahoma.

In the San Miguel oil sands pilot, the Company currently is drilling the second horizontal well as it converts its initial pilot to a Steam-Assisted Gravity Drainage (SAGD) process. The SAGD well pair is being drilled in between the existing cyclic steam wells, which will be converted to temperature-monitoring wells. A second 25 mmBtu steam generator is scheduled for delivery this month, doubling  steam generation capacity on the pilot.

Drilling will begin shortly on a second oil sands pilot that will utilize the Fracture-Assisted Steamflood Technology (FAST) technique, proven by Conoco in years past. The wells will be drilled on a schedule consistent with expected deliveries of two new 50 mmBtu steam generators in the second quarter.

In the Maverick Basin's Pearsall gas play, the Company continues to evaluate production from the initial vertical completion of the Glass Ranch B 1-77 (100 percent working interest). Placed on production in late December at 2 mmcfd, through early February the well was flowing at approximately 1.8 mmcfd. TXCO expects to complete its first multi-stage frac, on the Cage 26-2 H (50% WI) horizontal well, shortly. Originally completed in December, the 3,000-foot lateral is currently being cleared of debris left in the wellbore prior to the five-stage fracturing treatment. Earlier this week, TXCO spudded an additional horizontal Pearsall well, the Comanche 34-1H (38% WI), under its revised joint venture agreement with EnCana USA.

Regarding the Glen Rose Porosity oil play, the time frame for the comprehensive reservoir optimization study started by Schlumberger in late 2007 has been extended and is now expected to be completed in April. After reviewing initial study results, Schlumberger has concluded the reservoir is more complex than Schlumberger originally anticipated and will take at least two additional months to develop the simulation programs targeted by their review.

In the East Texas Fort Trinidad Field, drilling has begun on a second horizontal well, the Forrest 3H (100% WI), targeting the Glen Rose B shoal. In January, TXCO completed its first horizontal B shoal well, the Forrest 2H (100% WI), offsetting a 1960s-era vertical well that had produced 8 bcf. The new horizontal well currently is producing 350 mcfd, 47 bcpd and 240 barrels per day of water. The well is expected to produce at progressively higher rates as it recovers the 38,300 barrels of water lost to the reservoir while drilling.

Management Perspective
"We enter 2008 with record activity," said CEO James E. Sigmon. "TXCO is moving ahead with each of our primary growth catalysts -- the San Miguel oil sands project, the Pearsall shale gas resource play, the Fort Trinidad gas shoals in East Texas and the Glen Rose Porosity oil zone. We're confident we will achieve continuing growth in sales, proved reserves and higher shareholder value in 2008 as we move ahead with our record capital program."

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Earnings Announcement
TXCO's target date to announce 2007 earnings and year-end reserves is March 10, 2008, and it will hold a conference call following the release. Conference call details will be announced later.

About TXCO Resources
TXCO Resources, formerly The Exploration Company, is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO's business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO."

Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to oil and gas prices, capital expenditures, production levels, well test results, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2006, and its Form 10-Q for the quarter ended Sept. 30, 2007. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.

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